Exhibit 99.1

For More Information, Contact:

Investor Relations

Varian, Inc.

650.424.5471

ir@varianinc.com

James T. Glover Appointed to Board of Directors of Varian, Inc.

Palo Alto, CA – Varian, Inc. (NasdaqGS: VARI) announced that its Board of Directors today appointed James T. Glover as a new director. Glover is the seventh member of Varian, Inc.’s board of directors, and was appointed for a term expiring at the annual meeting of the Company’s stockholders in 2009.

Glover is Senior Vice President, Operations and Chief Financial Officer of Anadys Pharmaceuticals, Inc. (a biopharmaceutical company), a position he has held since 2006. Before that, from 2003 to 2006, he was Senior Vice President and Chief Financial Officer of Beckman Coulter, Inc. (a biomedical testing instruments company), where he held a variety of other finance-related positions from 1989 to 2003.

“We are very pleased to have Jim Glover as a member of the Varian, Inc. board,” said Allen J. Lauer, Chairman of the Board, Varian, Inc. “His exceptional background in finance and accounting, combined with his extensive laboratory instruments and life science industry experience, will serve us well in both protecting and promoting stockholder value.”

Glover earned his Bachelor of Science degree in accounting from California State Polytechnic University, Pomona, and an MBA from Pepperdine University. He is a certified public accountant and former audit manager with KPMG International.

Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum products, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 4,000 people worldwide and operates manufacturing facilities in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2007 sales of $921 million, and its common stock is traded on the NASDAQ Global Select Market under the symbol, “VARI.” Further information is available on the company’s Web site: www.varianinc.com.